EXHIBIT 23.1

KPMG LLP

(logo)	4200 Wells Fargo Center
90 S. Seventh Street
Minneapolis, MN 55402

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Wells Fargo Financial, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-54934, 333-33096, and 333-66089) on Form S-3 of Wells Fargo Financial, Inc. (the Company) of our report dated January 16, 2001, relating to the consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, cash flows and stockholder's equity for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of the Company.

\s\ KPMG LLP

Minneapolis, Minnesota
March 15, 2001